Exhibit 4.3

CENTERRA GOLD INC.

AMENDED AND RESTATED RESTRICTED SHARE UNIT PLAN

1.	INTRODUCTION

1.1	Purpose

The purposes of the Plan are to:

(a)	promote a greater alignment of interests between non-employee directors and designated employees of the Company and the shareholders of the Company;

(b)	provide a compensation system for non-employee directors that is reflective of the responsibility, commitment and risk accompanying Board membership;

(c)	assist the Company to attract and retain individuals with experience and ability to serve as members of the Board or officers of the Company; and

(d)	allow the non-employee directors and designated employees of the Company to participate in the long-term success of the Company.

1.2	Definitions

For the purpose of the Plan:

(a)	“Annual Bonus” means the annual cash bonus payable to an Eligible Officer pursuant to the Company’s annual cash bonus incentive plan.

(b)

“Applicable Withholding Taxes” means any and all taxes and other source deductions or other amounts which the Company or its subsidiaries is required by law to withhold from any amounts to be paid or credited hereunder.

(c)

“Award Date” means each date on which Restricted Share Units are credited to a Participant’s Restricted Share Unit Account in accordance with Section 3.4, which shall be, unless otherwise determined by the Board:

(i)	the last corporate payday of each calendar quarter of each year for Restricted Share Units credited in respect of Director Remuneration; and

(ii)

the date on which the Eligible Officer’s Annual Bonus would have been paid for Restricted Share Units credited in respect of all or a portion of the Eligible Officer’s Annual Bonus, provided that, if the Award Date falls within a Blackout Period, the Award Date shall be the date which is six (6) trading days following the date on which the Blackout Period ends.

(d)	“Blackout Period” means a period during which the Eligible Person is prohibited from trading in securities of the Company pursuant to the Company’s Disclosure and Insider Trading Policy.

(e)	“Board” means the board of directors of the Company.

(f)	“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and the Treasury Regulations promulgated thereunder.

(g)

“Committee” means the committee of the Board responsible for recommending to the Board the compensation of the Eligible Persons, which at the effective date of the Plan is the Human Resources and Compensation Committee.

(h)	“Common Shares” means the common shares of the Company.

(i)	“Company” means Centerra Gold Inc., and any successor thereto.

(j)	“Deferred Share Unit” means a deferred share unit granted pursuant to the Centerra Gold Inc. Deferred Share Unit Plan for Directors, as amended from time to time.

(k)	“Director Remuneration” means the annual retainer payable to an Eligible Person for serving as a director, the chair of the Board or a committee chair.

(l)	“Disability” means the mental or physical state of the Participant such that:

(i)

the Committee, acting reasonably, determines that the Participant is unable, due to illness, disease, mental or physical disability or similar cause, to substantially perform his or her duties with the Company or any of its subsidiaries for any consecutive 3 month period or for any period of 6 months (whether or not consecutive) in any consecutive 12 month period and that there is no reasonable prospect of the Participant returning to active employment at the end of such period;

(ii)	a court of competent jurisdiction has declared the Participant to be mentally incompetent or incapable of managing his or her affairs or has appointed a guardian of the property of the Participant; or

(iii)	an attorney pursuant to a continuing power of attorney for property or similar instrument manages the affairs of the Participant due to the Participant’s mental incapacity.

(m)

“Election Form” means (i) in respect of Director Remuneration, an election substantially in the form of Schedule A or B, and (ii) in respect of an Annual Bonus, an election substantially in the form of Schedule C or D, in each case, as amended by the Committee from time to time.

(n)	“Eligible Officer” means a person employed by the Company in a Vice President position or a position senior to a Vice President.

(o)

“Eligible Person” means a person who is, at the relevant time: a non-executive director of the Company or any of its subsidiaries or an Eligible Officer; and any employee or executive director of the Company or any of its subsidiaries designated by the Committee from time to time.

(p)	“Expiry Date” means one year following the Eligible Person’s Termination Date.

(q)

“Just Cause” has the meaning set out in the employment agreement of the Participant, if applicable, and otherwise means the Participant (i) wilfully fails to perform his or her duties with the Company or any of its subsidiaries, (ii) commits theft, fraud, dishonesty or misconduct involving the property, business or affairs of the Company or any of its affiliates or in the performance of his or her duties, (iii) wilfully breaches or fails to follow any material term of his or her employment agreement, (iv) is convicted of a crime which constitutes an indictable offence, or (v) engages in conduct which would be treated as cause by a court of competent jurisdiction.

(r)

“Market Value” means the volume weighted average trading price of the Common Shares on the principal Canadian stock exchange on which the Common Shares are traded for the five (5) trading days immediately prior to the applicable day (calculated as the total value of Common Shares traded over the five (5) day period divided by the total number of Common Shares traded over the five (5) day period).

(s)	“Participant” means an Eligible Person who holds Restricted Share Units.

(t)	“Plan” means this Restricted Share Unit Plan, as amended or restated from time to time.

(u)	“Redemption Date” means the date elected, or deemed to be elected, by the Participant to redeem Restricted Share Units.

(v)	“Restricted Share Unit” means a right to acquire a fully paid and non-assessable Common Share issued from treasury in accordance with Section 3.

(w)	“Restricted Share Unit Account” has the meaning given thereto in Section 3.4.

(x)	“Restricted Share Unit Amount” has the meaning given thereto in Section 4.1(c)(ii).

(y)	“Retirement” means a resignation of a Participant which the Committee determines should be treated as Retirement.

(z)

“Separation from Service” means, with respect to a U.S. Eligible Person, any event that may qualify as a separation from service under Treasury Regulation Section 1.409A-1(h). A U.S. Eligible Person shall be deemed to have separated from service if he or she dies, retires, or otherwise has a termination of employment as defined under Treasury Regulation Section 1.409A-1(h).

(aa)

“Termination Date” for a Participant who is a non-employee director of the Company or any of its subsidiaries, means the date the Participant ceases to be a director, and for all other Participants means the Participant’s last day of active employment with the Company or any of its subsidiaries (other than in connection with the Participant’s transfer of employment to a subsidiary of the Company), regardless of whether the Participant’s termination of employment was lawful, and does not include any period of statutory, contractual, common law or other reasonable notice of termination of employment or any period of deemed employment or salary continuation.

(bb)	“U.S. Eligible Person” means any Eligible Person who is a United States citizen or resident alien as defined for purposes of Section 7701(b)(1)(A) of the Code.

1.3	Effective Date of Plan

The Plan was effective as of December 9, 2010 and is amended and restated as of December 8, 2016.

1.4	Common Shares Reserved for Issuance

(a)

A maximum of 4,000,000 Common Shares are available for issuance under this Plan, provided that Common Shares underlying Restricted Share Units which are cancelled or terminated without having been redeemed or are redeemed for cash will again be available for issuance under this Plan, provided that the Common Shares underlying a Restricted Share Unit granted prior to December 8, 2016 which is redeemed for cash will not again be available for issuance under this Plan.

(b)

Under no circumstances may the Plan, together with all of the Company’s other previously established or proposed security-based compensation arrangements result, at any time, in the number of Common Shares issuable pursuant to Restricted Share Units and/or other units or stock options to any one person exceeding 5% of the outstanding Common Shares.

(c)

Under no circumstances may the Plan, together with all of the Company’s other previously established or proposed security-based compensation arrangements, result in the number of Common Shares (i) issuable to insiders at any time, or (ii) issued to insiders within any one year period, exceeding 10% of the outstanding Common Shares.

(d)

The terms “security-based compensation arrangement” and “insider” have the meanings attributed thereto in the Toronto Stock Exchange Company Manual in respect of the rules governing security-based compensation arrangements, as amended from time to time.

2.	ADMINISTRATION

2.1	Administration of the Plan

Subject to the Committee reporting to the Board on all matters relating to this Plan and obtaining approval of the Board for those matters required by the Committee’s mandate, the Plan shall be administered by the Committee which shall, in its sole and absolute discretion, but subject to the express provisions of the Plan, interpret the Plan, establish, amend and rescind rules and regulations relating to it and make all other determinations deemed necessary or advisable for the administration of the Plan, notwithstanding that: (i) the directors are eligible to participate in the Plan; and (ii) the directors may hold Restricted Share Units granted pursuant to the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems, in its sole and absolute discretion, necessary or desirable. Any decision of the Board or the Committee with respect to the administration and interpretation of the Plan shall be conclusive and binding on the Eligible Person.

2.2	Determination of Value if Common Shares Not Publicly Traded

Should the Common Shares no longer be publicly traded at the relevant time such that the Market Value cannot be determined in accordance with the formula set out in the definition of that term, the Market Value of a Common Share shall be determined by the Board in its sole discretion.

2.3	Taxes and Other Source Deductions

Notwithstanding any other provision of this Plan, a Participant shall be solely responsible for all Applicable Withholding Taxes resulting from his or her receipt of Common Shares or other property pursuant to this Plan. In connection with the issuance of Common Shares pursuant to this Plan, a Participant shall, at the Participant’s discretion:

(a)

pay to the Company an amount as necessary so as to ensure that the Company is in compliance with the applicable provisions of any federal, provincial, local or other law relating to the Applicable Withholding Taxes in connection with such issuance;

(b)

authorize a securities dealer designated by the Company, on behalf of the Participant, to sell in the capital markets a portion of the Common Shares issued hereunder to realize cash proceeds to be used to satisfy the Applicable Withholding Taxes; or

(c)

make other arrangements acceptable to the Company to fund the Applicable Withholding Taxes, including permitting the Company or any of its subsidiaries to withhold from any amount payable to a Participant under this Plan or otherwise.

It is the responsibility of the Participant to complete and file any tax returns which may be required under Canadian, U.S. or other applicable jurisdiction’s tax laws within the periods specified in those laws as a result of the Participant’s participation in the Plan.

2.4	U.S. Eligible Persons

Notwithstanding any other provision of the Plan to the contrary:

(a)

if at the time of Separation from Service the Company’s shares are publicly traded on an established securities market or otherwise, each U.S. Eligible Person who is a “specified employee” of the Company within the meaning of Section 409A(a)(2)(B)(i) of the Code and Treasury Regulation Section 1.409A-1(i) and who has elected to redeem Restricted Share Units upon a Separation from Service shall not receive any payment under the Plan with respect to such Restricted Share Units until the first day of the seventh month following the date of such U.S. Eligible Person’s Separation from Service (or, if earlier, the date of death); and

(b)

the acceleration of the time of any payment under the Plan is prohibited except as provided in Treasury Regulation Section 1.409A-3(j)(4) and administrative guidance promulgated under Section 409A of the Code.

With respect to U.S. Eligible Persons, all Restricted Share Unit grants under the Plan are intended to comply with Code Section 409A because all Restricted Share Units are redeemed and Common Shares are issued or an amount is paid in a lump sum on a date elected by the Participant prior to the period in respect of which the Restricted Share Units are granted. To the extent that any Restricted Share Unit grant is determined to constitute “nonqualified deferred compensation” within the meaning of Code Section 409A, the Plan is intended to be administered in compliance with Code Section 409A and any other guidance promulgated thereunder and construed and interpreted in accordance therewith. However, the Company shall have no obligation to modify the Plan or any Restricted Share Unit and does not guarantee that Restricted Share Units will not be subject to taxes, interest or penalties under Section 409A of the Code.

3.	RESTRICTED SHARE UNITS

3.1	Director Election

(a)

Each Eligible Person shall have the right to elect once each calendar year to receive all or any percentage of the Eligible Person’s Director Remuneration in the form of Restricted Share Units. This election shall be made by completing, signing and delivering to the Secretary of the Company an Election Form: (i) in the case of an existing director, prior to the end of the calendar year preceding the year to which such election is to apply, or (ii) in the case of a new director, within 30 days of becoming eligible under the Plan. Notwithstanding the foregoing, the Committee may, from time to time, designate a certain portion of the Eligible Person’s Director Remuneration which is to be received in the form of Restricted Share Units or Deferred Share Units.

(b)

Eligible Persons who are not U.S. Eligible Persons shall elect on the Election Form the percentage of their Director Remuneration to be received in the form of Restricted Share Units and Deferred Share Units in accordance with the times set out above.

(c)

U.S. Eligible Persons shall elect on the Election Form the percentage of their Director Remuneration to be received in the form of Restricted Share Units and Deferred Share Units and the Redemption Date for their Restricted Share Units (which Redemption Date may only be changed in accordance with the requirements of Section 409A of the Code).

(d)

Elections pursuant to this Section 3.1, when made, shall be irrevocable and only apply prospectively with respect to the Eligible Person’s Director Remuneration yet to be earned and may not be made during a Blackout Period. If an election in respect of a year has not been or cannot be made by an Eligible Person, the election made by the Eligible Person in respect of the preceding year shall remain in effect.

(e)	All Restricted Share Units awarded pursuant to this Section 3.1 vest immediately.

3.2	Officer Election

(a)

Each Eligible Officer shall have the right, but not the obligation, to elect once each calendar year to receive all or a specified percentage of the Eligible Officer’s Annual Bonus in the form of Restricted Share Units. This election shall be made by completing, signing and delivering to the Secretary of the Company an Election Form (i) in the case of an existing Eligible Officer, prior to the end of the first calendar quarter of the calendar year in respect to which the Annual Bonus relates, or such other deadline prior to the end of the calendar year in respect to which the Annual Bonus relates as determined by the Committee from time to time, or (ii) in the case of a new Eligible Officer, within 30 days of becoming eligible under the Plan.

(b)

Notwithstanding the foregoing, (i) a U.S. Eligible Person who is an existing Eligible Officer must deliver his or her Election Form prior to the end of the calendar year immediately preceding the calendar year in respect to which the Annual Bonus relates, and (ii) a U.S. Eligible Person who is a new Eligible Officer must deliver his or her Election Form within 30 days of becoming eligible under the Plan. A U.S. Eligible Person must also elect on the Election Form the Redemption Date for the Restricted Share Units (which Redemption Date may only be changed in accordance with the requirements of Section 409A of the Code).

(c)

Notwithstanding Section 3.2(a), each Eligible Officer who is not a U.S. Eligible Person shall have the right to make this election by December 31, 2016 with respect to his or her Annual Bonus in respect of 2016.

(d)

Elections pursuant to this Section 3.2, when made, shall be irrevocable and only apply prospectively with respect to the Eligible Officer’s Annual Bonus yet to be earned and may not be made during a Blackout Period.

(e)	Subject to the terms of any employment or other agreement between the Participant and the Company, or the Committee expressly providing to the contrary, and except as set forth in

Section 4.2, a Participant’s Restricted Share Units granted pursuant to this Section 3.2 shall vest as to 50% on each of the first and second anniversaries of the Award Date.

3.3	Discretionary Award of Restricted Share Units

The Board may, in its discretion, award Restricted Share Units to Eligible Persons on such terms and conditions as it determines, including vesting and the treatment of Restricted Share Units upon the occurrence of a Termination Date, provided that (i) the aggregate annual value of Restricted Share Units granted to any non-employee director of the Company or any of its subsidiaries pursuant to this Section 3.3 (determined based on the Market Value of a Common Share on the Award Date) shall not exceed $150,000, and (ii) the number of Common Shares that may be issued pursuant to Restricted Share Units granted to non-employee directors of the Company or any of its subsidiaries pursuant to this Section 3.3 shall not exceed 1% of the outstanding Common Shares.

3.4	Crediting of Restricted Share Units

(a)

All Restricted Share Units to be credited to a Participant will be credited to an account maintained for the Participant on the books of the Company (a “Restricted Share Unit Account”) on the applicable Award Date.

(b)

The number of Restricted Share Units to be credited as of each Award Date shall be determined by dividing (a) the amount of the Director Remuneration for the applicable calendar quarter, the Annual Bonus or the value of compensation, as applicable, to be credited in Restricted Share Units on the Award Date by (b) the Market Value of a Common Share as at the Award Date, rounded down to the nearest whole Restricted Share Unit. Notwithstanding Section 4.2, if a Participant has a Termination Date prior to the end of a calendar quarter in which he or she is entitled to be awarded Restricted Share Units in respect of Director Remuneration, such person shall be entitled to a pro-rata award of such Restricted Share Units for such calendar quarter, provided that such Restricted Share Units shall be redeemed at the later of the end of such calendar quarter and the Redemption Date, using, in the case of redemption for cash, the same Market Value as is used for the redemption of the balance of such person’s Restricted Share Units.

3.5	Matching Restricted Share Units for Eligible Officers

(a)

For every two (2) Restricted Share Units awarded to an Eligible Officer pursuant to Section 3.2 in respect of his or her Annual Bonus in respect of 2017 or thereafter, the Company shall grant such Eligible Officer one (1) additional Restricted Share Unit on the same Award Date.

(b)

Subject to the terms of any employment or other agreement between the Eligible Officer and the Company, or the Committee expressly providing to the contrary, and except as set forth in Section 4.2, an Eligible Officer’s Restricted Share Units granted pursuant to this Section 3.5 shall vest as to 50% on each of the first and second anniversaries of the Award Date.

3.6	Credits for Dividends

A Participant’s Restricted Share Unit Account shall be credited with additional Restricted Share Units on each dividend payment date in respect of which ordinary course cash dividends are paid on Common Shares. Such additional Restricted Share Units shall be computed by dividing: (a) the amount obtained by multiplying the amount of the dividend declared and paid per Common Share by the number of Restricted Share Units recorded in the Participant’s Restricted Share Unit Account on the record date for such dividend, by (b) the Market Value of a Common Share as at the dividend payment date, rounded down to the nearest whole Restricted Share Unit. Such additional Restricted Share Units shall be subject to the same vesting conditions applicable to the related Restricted Share Units.

3.7	Reporting of Restricted Share Units

Statements	of the Restricted Share Unit Accounts will be provided to the Participants at least annually.

4.	REDEMPTION OF RESTRICTED SHARE UNITS

4.1	Redemption of Restricted Share Units

(a)

A Participant (other than a U.S. Eligible Person) may elect to redeem vested Restricted Share Units credited to the Participant’s Restricted Share Unit Account at any time prior to the Expiry Date by providing a notice to the Secretary of the Company specifying the Redemption Date and whether he or she will receive Common Shares issued from treasury or cash on the redemption of the Restricted Share Units. In no event shall the Redemption Date occur after the Expiry Date. Elections pursuant to this Section 4.1 may not be made during a Blackout Period.

(b)

If a Participant (other than a U.S. Eligible Person) fails to provide a notice of redemption by the Expiry Date, the Participant shall be deemed to have provided a notice of redemption to the Secretary of the Company specifying the Expiry Date as the Redemption Date and electing to receive Common Shares on the redemption.

(c)	On or within ten business days after the Redemption Date, the Company shall:

(i)	issue from treasury one Common Share for each whole vested Restricted Share Unit being redeemed;

(ii)

at the election of the Participant, pay to the Participant a lump sum amount (the “Restricted Share Unit Amount”) equal to: (A) the number of vested Restricted Share Units being redeemed, multiplied by (B) the Market Value of a Common Share as at the Redemption Date, minus (C) any Applicable Withholding Taxes; or

(iii)	a combination of (i) and (ii).

(d)

In the case of a redemption pursuant to Section 4.1(c)(i), the issuance of Common Shares shall be subject to Section 2.3. Upon the issuance of Common Shares or the payment of the Restricted Share Unit Amount, such redeemed Restricted Share Units shall be cancelled and such Eligible Person shall have no further rights under the Plan with respect to such redeemed Restricted Share Units. No fractional Common Shares shall be issued under the Plan.

4.2	Death, Disability, Retirement, Termination without Just Cause or Constructive Dismissal of Participant Prior to Redemption

If a Participant’s employment with the Company or any of its subsidiaries ceases as a result of the death, Disability or Retirement of the Participant, the Participant being terminated without Just Cause or the Participant resigning in circumstances constituting constructive dismissal as interpreted by applicable law, all unvested Restricted Share Units held by the Participant on the Participant’s Termination Date shall immediately vest. Such Restricted Share Units and all other vested Restricted Share Units in the Participant’s Restricted Share Unit Account on the Participant’s Termination Date may be redeemed by the Participant in accordance with Section 4.1, provided that, in the event of the Participant’s death, the legal representatives of the estate of such Participant may elect the Redemption Date in respect of the Restricted Share Units and whether they will receive cash or Common Shares on the redemption, and the Common Shares or cash that would have otherwise been issued or payable to such Participant under Section 4.1 shall be transferred or paid to the legal representatives of the estate of such Participant.

4.3	Termination for Just Cause or Resignation Prior to Redemption

If a Participant resigns from the Company or one of its subsidiaries (in circumstances not constituting Retirement or constructive dismissal as interpreted by applicable law) or a Participant’s employment with the Company or one of its subsidiaries is terminated for Just Cause, all unvested Restricted Share Units held by the Participant on the Participant’s Termination Date shall automatically terminate on the Termination Date and be of no further force or effect. Any vested Restricted Share Units in the Participant’s Restricted Share Unit Account on the Participant’s Termination Date may be redeemed by the Participant in accordance with Section 4.1.

5.	GENERAL

5.1	Capital Adjustments

In the event of the declaration of any stock dividend, stock split, combination or exchange of shares, merger, consolidation, spin-off, or other distribution (other than normal cash dividends) of the Company’s assets to its shareholders, or any other change in the capital of the Company affecting Common Shares, the Committee will make such proportionate adjustments, if any, as the Committee, in its discretion may deem appropriate to reflect such change (for the purpose of preserving the value of the Restricted Share Units), with respect to (i) the number or kind of shares or other securities reserved for issuance pursuant to this Plan; (ii) the number or kind of shares or other securities subject to Restricted Share Units; and (iii) the number of Restricted Share Units in the Restricted Share Unit Accounts, provided, however, that no adjustment will obligate the Company to issue or sell fractional securities.

5.2	Amendment, Suspension, or Termination of Plan

(a)

The Committee may amend or suspend any provision of the Plan, or terminate the Plan, at any time, subject to those provisions of applicable law (including, without limitation, the rules, regulations and policies of the Toronto Stock Exchange), if any, that require the approval of shareholders or any governmental or regulatory body regardless of whether any such amendment or suspension is material, fundamental or otherwise, and notwithstanding any rule of common law or equity to the contrary. However, except as expressly set forth herein or as required pursuant to applicable law, no action of the Committee or shareholders may adversely alter or impair the rights of a Participant without the consent of the affected Participant under any Restricted Share Unit previously granted to the Participant. Without limiting the generality of the foregoing, the Committee may make the following types of amendments to this Plan or any Restricted Share Units without seeking shareholder approval:

(i)

amendments of a “housekeeping” or administrative nature, including any amendment for the purpose of curing any ambiguity, error or omission in this Plan or to correct or supplement any provision of this Plan that is inconsistent with any other provision of this Plan;

(ii)	amendments necessary to comply with the provisions of applicable law (including, without limitation, the rules, regulations and policies of the Toronto Stock Exchange);

(iii)	amendments necessary for Restricted Share Units to qualify for favourable treatment under applicable tax laws;

(iv)	amendments to the vesting provisions of this Plan or any Restricted Share Unit;

(v)	amendments to the termination or early termination provisions of this Plan or any Restricted Share Unit, whether or not such Restricted Share Unit is held by an insider; and

(vi)	amendments necessary to suspend or terminate this Plan.

(b)	Shareholder approval will be required for the following types of amendments:

(i)

amendments to increase the number of Common Shares issuable under the Plan, other than pursuant to Section 5.1, including an increase to a fixed maximum number of Common Shares or a change from a fixed maximum number of Common Shares to a fixed maximum percentage;

(ii)	any amendment to remove or to exceed the insider participation limits set out in Section 1.4(c);

(iii)	any amendment extending the term of a Restricted Share Unit or any rights pursuant thereto held by an insider beyond its original Expiry Date;

(iv)	any amendment that increases the limits previously imposed on non-employee director participation;

(v)	any amendment which would allow for the transfer or assignment of Restricted Share Units under this Plan, other than for normal estate settlement purposes;

(vi)	amendments to this Section 5.2; and

(vii)	amendments required to be approved by shareholders under applicable law (including, without limitation, the rules, regulations and policies of the Toronto Stock Exchange).

(c)

If this Plan is terminated, the provisions of this Plan and any administrative guidelines, and other rules adopted by the Board or the Committee and in force at the time of this Plan, will continue in effect as long as a Restricted Share Unit or any rights pursuant thereto remain outstanding. However, notwithstanding the termination of the Plan, the Committee may make any amendments to the Plan or the Restricted Share Units it would be entitled to make if the Plan were still in effect.

(d)

With the consent of the Participant affected thereby, the Committee may amend or modify any outstanding Restricted Share Unit in any manner to the extent that the Committee would have had the authority to initially grant the award as so modified or amended.

5.3	Compliance with Laws

The Company’s obligation to issue and deliver Common Shares under any Restricted Share Unit is subject to: (i) the completion of such registration or other qualification of such Common Shares or obtaining approval of such regulatory authority as the Company shall determine to be necessary or advisable in connection with the authorization, issuance or sale thereof; (ii) the admission of such Common Shares to listing on any stock exchange on which such Common Shares may then be listed; and (iii) the receipt from the Participant of such representations, agreements and undertakings as to future dealings in such Common Shares as the Company determines to be necessary or advisable in order to safeguard against the violation of the securities laws of any jurisdiction. The Company shall take all reasonable steps to obtain such approvals, registrations and qualifications as may be necessary for the issuance of such Common Shares in compliance with applicable securities laws and for the listing of such Common Shares on any stock exchange on which such Common Shares are then listed. Restricted Share Units may not be granted with an Award Date or effective date earlier than the date on which all actions required to grant the Restricted Share Units have been completed.

5.4	Reorganization of the Company

The existence of any Restricted Share Units shall not affect in any way the right or power of the Company or its shareholders to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, or any amalgamation, combination, merger or consolidation involving the Company or to create or issue any bonds, debentures, shares or other securities of the Company or the rights and conditions attaching thereto or to effect the dissolution or liquidation of the Company or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar nature or otherwise.

5.5	Unfunded Plan

To the extent any individual holds any rights under the Plan, such rights (unless otherwise determined by the Committee) shall be no greater than the rights of an unsecured general creditor of the Company.

5.6	Successors and Assigns

The Plan shall be binding on all successors and assigns of the Company and each Eligible Person, including without limitation, the legal representative of an Eligible Person, or any receiver or trustee in bankruptcy or representative of the creditors of the Company or an Eligible Person.

5.7	Transferability of Awards

Rights respecting Restricted Share Units shall not be transferable or assignable other than by will or the laws of descent and distribution.

5.8	No Right to Service or Employment

Neither participation in the Plan nor any action taken under the Plan shall give or be deemed to give any Eligible Person a right to continue appointment as a member of the Board or to the continuation of the Eligible Person’s employment with the Company or any of its subsidiaries and shall not interfere with any right of the shareholders of the Company to remove any Eligible Person as a member of the Board or the right of the Company or any of its subsidiaries to terminate the employment of any employee at any time or to increase or decrease the compensation of an Eligible Person. Participation in the Plan by an Eligible Person shall be voluntary.

5.9	No Shareholder Rights

Under no circumstances shall Restricted Share Units be considered Common Shares or shares of any other class of the Company, nor entitle any Eligible Person to exercise voting rights or any other rights attaching to the ownership of Common Shares, nor shall any Eligible Person be considered the owner of the Common Shares by virtue of the award of Restricted Share Units.

5.10	Governing Law

The Plan shall be governed by, and interpreted in accordance with, the laws of the Province of Ontario and the federal laws of Canada applicable therein.

5.11	Interpretation

In this Plan words importing the singular meaning shall include the plural and vice versa, and the words importing the masculine shall include the feminine and neuter genders.

5.12	Severability

The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision and any invalid or unenforceable provision shall be severed from this Plan.

5.13	No Liability

The Company shall not be liable to any Participant for any loss resulting from a decline in the market value of the Common Shares.

5.14	Non-Exclusivity

Nothing contained herein shall prevent the Board or the Committee from adopting other or additional compensation arrangements for the benefit of any Participant, subject to any required regulatory or shareholder approval.

SCHEDULE A

CENTERRA GOLD INC. (the “Company”)

DIRECTOR ANNUAL ELECTION FORM FOR NON-U.S. ELIGIBLE PERSONS

1.	Remuneration

I understand that I must elect to take a portion of my annual retainer in the form of Restricted Share Units or Deferred Share Units. For the              calendar year, I can receive Restricted Share Units and/or Deferred Share Units with a value (as determined in accordance with the Company’s Amended and Restated Restricted Share Unit Plan (the “Plan”) or the Company’s Deferred Share Unit Plan for Directors (the “DSU Plan”), as applicable) of between C$110,500 and C$160,500.

I further understand that the proportion of Restricted Share Units and/or Deferred Share Units that I receive is at my election.

Election ONE:

I elect to receive C$              (an amount between C$110,500 and C$160,500) of my annual retainer in respect of the              calendar year in the form of Restricted Share Units and/or Deferred Share Units (the “Elected Amount”).

Election TWO:

I elect to receive my Elected Amount for the              calendar year as follows:

A. %	(choose an amount from 0% to 100%) as Restricted Share Units

- AND -

B. %	(choose an amount from 0% to 100%) as Deferred Share Units

100%

2.	I understand that:

(a)	all capitalized terms used in this Election Form shall have the meanings attributed to them under the Plan;

(b)	all payments will be net of any Applicable Withholding Taxes;

(c)	once submitted, this Election Form is irrevocable; and

(d)

this Election Form and my receipt of any Restricted Share Units and Deferred Share Units are subject to the terms and conditions of the Plan or the DSU Plan, respectively, copies of which have been provided to me by the Company, and all of which are incorporated into and form part of this Election Form.

3.

I agree to provide the Company with all information (including personal information) required by the Company to administer the Plan. I acknowledge that such information may be disclosed to the Board, the

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Committee or such other officers, employees and other persons involved in the administration of the Plan and hereby consent to such disclosure.

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Witness Signature		) Eligible Person Signature
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Witness Name (please print)		) Eligible Person Name (please print)
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SCHEDULE B

CENTERRA GOLD INC. (the “Company”)

DIRECTOR ANNUAL ELECTION FORM FOR U.S. ELIGIBLE PERSONS

1.	Remuneration

I understand that I must elect to take a portion of my annual retainer in the form of Restricted Share Units or Deferred Share Units. For the              calendar year, I can receive Restricted Share Units and/or Deferred Share Units with a value (as determined in accordance with the Company’s Amended and Restated Restricted Share Unit Plan (the “Plan”) or the Company’s Deferred Share Unit Plan for Directors (the “DSU Plan”), as applicable) of between C$110,500 and C$160,500.

I further understand that the proportion of Restricted Share Units and/or Deferred Share Units that I receive is at my election.

Election ONE:

I elect to receive C$              (an amount between C$110,500 and C$160,500) of my annual retainer in respect of the              calendar year in the form of Restricted Share Units and/or Deferred Share Units (the “Elected Amount”).

Election TWO:

I elect to receive my Elected Amount for the calendar year as follows:

A. %	(choose an amount from 0% to 100%) as Restricted Share Units

- AND -

B. %	(choose an amount from 0% to 100%) as Deferred Share Units

100%

2.	Redemption

I elect to redeem the Restricted Share Units credited to me in accordance with my election in Section 1 above and any additional Restricted Share Units credited to me with respect to dividends under Section 3.6 of the Plan on the earlier of                      (date elected for redemption) and the date of my Separation from Service from the Company.

3.	I understand that:

(a)	all capitalized terms used in this Election Form shall have the meanings attributed to them under the Plan;

(b)	all payments will be net of any Applicable Withholding Taxes;

(c)	once submitted, this Election Form is irrevocable; and

(d)	this Election Form and my receipt of any Restricted Share Units and Deferred Share Units are subject to the terms and conditions of the Plan or the DSU Plan, respectively, copies of which

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have been provided to me by the Company, and all of which are incorporated into and form part of this Election Form.

4.

I agree to provide the Company with all information (including personal information) required by the Company to administer the Plan. I acknowledge that such information may be disclosed to the Board, the Committee or such other officers, employees and other persons involved in the administration of the Plan and hereby consent to such disclosure.

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Witness Signature		) Eligible Person Signature
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Witness Name (please print)		) Eligible Person Name (please print)
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SCHEDULE C

CENTERRA GOLD INC. AMENDED AND RESTATED RESTRICTED SHARE UNIT PLAN (the “Plan”)

OFFICER ANNUAL ELECTION FORM FOR ANNUAL BONUS DEFERRAL (NON-U.S. ELIGIBLE PERSONS)

1.	Annual Bonus

I elect to receive the following percentage of my Annual Bonus in respect of 20 in the form of Restricted Share Units: (Check one box)

☐	0%	☐	25%	☐	50%	☐	75%	☐	100%

2.	I understand that:

(a)	all capitalized terms used in this Election Form shall have the meanings attributed to them under the Plan;

(b)	all payments will be net of any Applicable Withholding Taxes;

(c)

notwithstanding Section 4.1 of the Plan or any other provision to the contrary in the Plan, the Restricted Share Units credited to me in accordance with my election in Section 1 above and any additional Restricted Share Units credited to me with respect to dividends under Section 3.6 of the Plan may only be redeemed for Common Shares issued from treasury and I may not elect to receive the Restricted Share Unit Amount in cash;

(d)	once submitted, this Election Form is irrevocable;

(e)

[my receipt of any Restricted Share Units hereunder are subject to ratification by the shareholders of the Company at the next annual meeting of shareholders by an affirmative vote of at least a majority of the votes cast at the meeting by the shareholders present in person or represented by proxy and entitled to vote at the meeting, failing which such Restricted Share Units will be forfeited and the amount of my Annual Bonus elected to be received in the form of Restricted Share Units hereunder will be paid to me in cash within 15 business days following such annual meeting of shareholders of the Company]; [NTD: To be included for any elections in respect of the 2016 Annual Bonus only.]

(f)

this Election Form and my receipt of any Restricted Share Units are subject to the terms and conditions of the Plan, a copy of which have been provided to me by the Company, and all of which is incorporated into and forms part of this Election Form; and

(g)

as soon as practicable following the Award Date, the Company will advise me of the number of Restricted Share Units to be granted in connection with my election hereunder pursuant to the terms of the Plan.

3.

I confirm and acknowledge that I have not been induced to file this election form or acquire any Restricted Share Units by expectation of employment or continued employment with the Company or any of its subsidiaries. I confirm and acknowledge that I have reviewed a copy of the Plan, including the early termination provisions set out in Section 4 of the Plan.

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4.

I agree to provide the Company with all information (including personal information) required by the Company to administer the Plan. I acknowledge that such information may be disclosed to the Board, the Committee or such other officers, employees and other persons involved in the administration of the Plan and hereby consent to such disclosure.

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Witness Signature		) Eligible Person Signature
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Witness Name (please print)		) Eligible Person Name (please print)
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SCHEDULE D

CENTERRA GOLD INC. AMENDED AND RESTATED RESTRICTED SHARE UNIT PLAN (the “Plan”)

OFFICER ANNUAL ELECTION FORM FOR ANNUAL BONUS DEFERRAL (U.S. ELIGIBLE PERSONS)

1.	Annual Bonus

I elect to receive the following percentage of my Annual Bonus in respect of 20         in the form of Restricted Share Units: (Check one box)

☐	0%	☐	25%	☐	50%	☐	75%	☐	100%

2.	Redemption

I elect to redeem the Restricted Share Units credited to me in accordance with my election in Section 1 above and any additional Restricted Share Units credited to me with respect to dividends under Section 3.6 of the Plan on the earlier of                              (date elected for redemption) and the date that is six months following my Separation from Service from the Company.

3.	I understand that:

(a)	all capitalized terms used in this Election Form shall have the meanings attributed to them under the Plan;

(b)	all payments will be net of any Applicable Withholding Taxes;

(c)

notwithstanding Section 4.1(c) of the Plan or any other provision to the contrary in the Plan, the Restricted Share Units credited to me in accordance with my election in Section 1 above and any additional Restricted Share Units credited to me with respect to dividends under Section 3.6 of the Plan may only be redeemed for Common Shares issued from treasury and I may not elect to receive the Restricted Share Unit Amount in cash;

(d)	once submitted, this Election Form is irrevocable;

(e)

this Election Form and my receipt of any Restricted Share Units are subject to the terms and conditions of the Plan, a copy of which have been provided to me by the Company, and all of which is incorporated into and forms part of this Election Form; and

(f)

as soon as practicable following the Award Date, the Company will advise me of the number of Restricted Share Units to be granted in connection with my election hereunder pursuant to the terms of the Plan.

4.	I confirm and acknowledge that I have not been induced to file this election form or acquire any Restricted Share Units by expectation of employment or continued employment with the Company or any of its subsidiaries. I confirm and acknowledge that I have reviewed a copy of the Plan, including the early termination provisions set out in Section 4 of the Plan.

5.

I agree to provide the Company with all information (including personal information) required by the Company to administer the Plan. I acknowledge that such information may be disclosed to the Board, the Committee or such other officers, employees and other persons involved in the administration of the Plan and hereby consent to such disclosure.

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Witness Signature		) Eligible Person Signature

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Witness Name (please print)		) Eligible Person Name (please print)

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Date